UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

January 21, 2011

Date of Report (date of Earliest Event Reported)

Brazil Gold Corp.

 (Exact Name of Registrant as Specified in its Charter)

NEVADA	001-33714	98-0430746
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

800 Bellevue Way NE, Suite 400, Bellevue, WA 98004
(Address of principal executive offices and zip code)

(425) 637-3080
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 23, 2010, Brazil Gold Corp., a Nevada corporation (the “Company”), entered into a non-binding Letter of Intent with Mineracao Rio De Padreas Ltda., a private Brazilian corporation (“Mineracao”), whereby the Company will acquire up to 100% of Mineracao’s interests in the Luziania Gold Project located in Goias State, Brazil.

The terms of the acqui9sition will be based on the results of the Company’s due diligence review of the project and done in accordance with industry standards.

The Luziania Gold Project (LGP) is located about 50 kilometers southwest of Brasilia, the capital of Brazil, and ten km from the City of Luziania with excellent roads and access to power, water and skilled labor. Under active development for the past 21 years, LGP carries mining permits, environmental impact studies and ore recovery analyses. Brazil’s National Department of Mineral Production has approved the LGP project, subject only to the customary Mining Concession by the Mine and Energy Ministry.  The City of Luziania offers all necessary logistic support including communication, health care and its own airport.

The initial resource targeted for production is the soft, oxidized ‘saprolite ores’ overlying a sulfide ore body.

Resource calculation of the LGP gold resource was done using the section method, by the UNAMGEM office, in Vancouver, Canada, following internationally accepted methodology and standards.

Only the oxidized material was evaluated, that is, the upper layer until the depth of 13 meters. The lower portion of the deposit, which consists of sulfide material was not considered as part of the resource.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

99.1 Press Release dated January 21, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:                      January 21, 2011

BRAZIL GOLD CORP.

By: /s/ PHILLIP JENNINGS
Name:                      Phillip Jennings
Title:                      President